LOAN AGREEMENT BETWEEN
                   WANDEL & GOLTERMANN MANAGEMENT HOLDING GMBH
                        AND A SYNDICATE OF BANKS OF WHICH
                         COMMERZBANK, FRANKFURT, GERMANY
                                 SERVES AS AGENT

                          COLLATERAL POOLING AGREEMENT

The following agreement is entered into

by and between

     1.  Commerzbank AG, Reutlingen Branch
         (hereinafter the "Pool Manager")
     2.  Baden-Wurttembergische Bank AG, Reutlingen Branch
     3.  Deutsche Bank AG, Reutlingen Branch
     4.  Kreissparkasse Reutlingen
     5.  Landesgirokasse Stuttgart
     6.  Stuttgarter Bank AG

         (hereinafter referred to collectively as the "Banks" and individually as a "Bank").


                                (Section Mark) 1
                                     CREDITS

(1)      The Banks have business relationships with the following firms

                  Wandel & Goltermann Management Holding GmbH, Einigen (hereinafter the "Firm" or "WGMH" )

         and

                  Wandel & Goltermann GmbH & Co. Elektronische Messtechnik, Einigen (hereinafter the "Firm" or "WGR")

                  (hereinafter collectively referred to as the "Firms")

         and have granted or will grant to both Firms the bank lines of credit listed below, the Firms being jointly and severally liable and each bank acting independently and on the basis of its respective General Business Terms:

            Commerzbank                    DM       50,000,000.00
            BW Bank                        DM       30,000,000.00
            Deutsche Bank                  DM       90,000,000.00
            Kreissparkasse                 DM       10,000,000.00
            Landesgirokasse                DM       25,000,000.00
            Stuttgarter Bank               DM       25,000,000.00

            Total                          DM      170,000.000.00

         The line of credit from the Landesgirokasse is a loan facility which, as the Banks are aware from Point 2 of the letter of the Landesgirokasse to WGMH dated July 8, 1997, will be made available in two tranches in the amounts of DM 18,000,000 and DM 7,000,000. As regards performance of balance equalization (ss. 7) and distribution of proceeds (ss. 8) - and only in this respect - the tranches of the loan facility already made available to the Firm as of the date in question will constitute the controlling line of credit of the Landesgirokasse.

         THE CREDIT FUNDS THAT HAVE BEEN EXTENDED PURSUANT TO THE LOAN FACILITY LISTED ABOVE ARE TO BE USED EXCLUSIVELY FOR FINANCING OPERATING FUNDS AND NOT FOR ACQUISITIONS - SHOULD THEY EXCEED THE CASH FLOW OF THE PREVIOUS YEAR.

(2) The Firms shall be entitled to draw on the cash lines of credit listed above under (1) in the form of guarantee credits, discount credits, acceptance credits and Eurocredits, if so provided by the credit agreements. A draw on the cash lines of credit in the form of Eurocredits shall also be permitted by means of credit/surety order at the Banks' foreign affiliates or subsidiaries or at other intermediary institutions (hereinafter collectively referred to as the "Intermediary Credit Institutions"). The agreements made between the Banks regarding pooled collateral shall apply to the Intermediary Credit Institutions in these cases also, with the proviso that their rights and obligations must be safeguarded by the respective Bank in a fiduciary capacity.

         The cash lines of credit listed under (1) above can also be used to set up special lines in favor of companies in the Wandel & Goltermann Group against credit/surety order of the Firms to the domestic and foreign affiliates and subsidiaries of the Banks. Through their affiliates and subsidiaries where such special lines are set up, the Banks shall endeavor to individually secure their claims against the WG Group companies under the respective special lines. Provided the lines are secured, each respective Bank's claims against the WG Group company in question under such special lines will only be considered in the distribution of proceeds under ss. 8 to the extent of any shortfall remaining after sale of the collateral posted by the WG Group companies. If such shortfall is not determined until after proceeds have been distributed under ss. 8, the procedure under ss. 8 (5) shall be followed.

(3) The Firms shall be entitled to independently access lines of credit and credits, subject to the provision in No. (5). The Banks shall be exclusively and directly entitled to the receivables arising from the credits granted by them.

(4) The Banks mutually agree to maintain the lines of credit for the term of this Agreement and not to reduce and delete them except by mutual agreement. This shall not apply to credits granted outside the pool.

(5) In addition, Commerzbank has made a redeemable loan available to WGR, in the original amount of DM 15,000,000, pursuant to a credit agreement dated March 24, 1994. This loan has been guaranteed up to 66.66% (deficiency guarantee) by the LAKRA Landeskreditbank Baden-Wurttemberg at the request of the State of Baden-Wurttemberg by a declaration on December 1, 1993. It is unanimously agreed that the credit risk in the amount of 33.34% that is not covered by this deficiency guarantee (originally corresponding to DM 5,000,000) shall be allocated among the Banks as follows:

     Commerzbank         29.42%   (originally corresponding to DM  1,471,000.00)
     BW Bank             17.65%   (originally corresponding to DM    882,500.00)
     Deutsche Bank       17.65%   (originally corresponding to DM    882,500.00)
     Kreissparkasse       5.68%   (originally corresponding to DM    294,000.00)
     Landesgirokasse     14.70%   (originally corresponding to DM    735,000.00)
     Stuttgarter Bank    14.70%   (originally corresponding to DM    735,000.00)

                        100.00%   (originally corresponding to DM  5,000,000.00)

         The other Banks hereby guarantee, each in the amount of its share of risk indicated above, excluding joint and several liability, upon request of WGR to Commerzbank, the portion of Commerzbank's claims against WGR under the above-mentioned redeemable loan that is not guaranteed by the LAKRA. These guarantee assumptions shall take place as a charge against the lines of credit listed in ss. 1 (1) for the respective guaranteeing bank.

         All Pool Banks are familiar with the guarantee declaration dated December 1, 1993, as well as the commitment letter of LAKRA dated December 1, 1993 (including the special guarantee provisions therein), and the General Terms and Conditions for Guarantees of the State of Baden-Wurttemberg.


                                (Section Mark) 2
                                   COLLATERAL

(1) WGMH has furnished the following collateral or will immediately furnish said collateral on an equal-ranking basis in favor of the Pool Manager as well as each individual Bank:

         a) positive declaration, and at the special request of the Pool Manager, a pledge of all limited partnership interests in Wandel & Goltermann GmbH & Co. Elektronische Messtechnik with a par value of DM 13,000,000 (corresponding to 100%),

         b) positive declaration, and at the special request of the Pool Manager, a pledge of all shares in Wandel & Goltermann GmbH & Co. CTS S.A. (France) with a par value of FRF 11,930,000.00 (corresponding to 100%),

         c) negative declaration, of the type standard in banking practice, with respect to all shares in Wandel & Goltermann Technologies Inc. (USA) currently held and to be acquired in future,

         d) positive declaration, and at the special request of the Pool Manager, a pledge of all shares in Wandel & Goltermann Management Ltd. (Great Britain) with a par value of GBP 3,000,000.00 (corresponding to 100%),

         e) positive declaration, and at the special request of the Pool Manager, a pledge of all shares in Wandel & Goltermann Vertriebsholding GmbH with a par value of DM 50,000 (corresponding to 100%),

         f)   pledge of trademarks held at present and in future.

(2) WGMH has furnished the following collateral or will immediately furnish said collateral to the Pool Manager:

         a) assignment of claims against licensees arising from licenses that have been/will be granted on the basis of the pledged trademarks (see (1) f) above).

(3) WGMH has furnished the following collateral or will immediately furnish said collateral to the Pool Manager:

         a) DM 30,000,000 in mortgages on various properties in Eningen (Eningen real-estate register, Book 13, BV No. 3, 7, 9, 19, 22, 28 and 30; Book 4224, BV No. 2, 6-9; Book 5334, BV No. 1-3, 5, 6),

         b) security interest in repayment claims with respect to senior mortgages,

         c) security interest in all warehouse inventory, including raw materials and supplies per agreement dated April 28, 1994,

         d) security interest in all existing and future receivables from merchandise deliveries and services per agreement dated August 24, 1993,

         e) security interest in claims against licensees arising from licenses that have been/will be granted on the basis of pledged patents (see (4) a) below).

(4) WGR has furnished the following collateral or will immediately furnish said collateral on an equal-ranking basis in favor of the Pool Manager as well as each individual Bank:

         a) pledge of domestic and foreign patents held at present and in the future.

(5) It is agreed as of now that any further collateral that any Bank may receive in future for any of the lines of credit listed in ss. 1 (1) shall be included in this Pooling Agreement.

(6) It is agreed as of now that any further collateral that any Bank may receive in future for any further credits that it may grant to the Firms shall be included in this Pooling Agreement. Proceeds of sales shall first be used to pay back these additional credits.

(7) WGMH and WGR shall be obligated to notify the Banks before furnishing collateral to third parties. This shall not apply to reservations of ownership by suppliers that are standard in the industry or to the lien and security interests furnished on the basis of the General Business Terms of the credit institutions.


                                (Section Mark) 3
                               PURPOSE OF SECURITY

(1) The collateral furnished by WGMH under ss. 2 (1) and (2), as well as any additional collateral that may be furnished by WGMH and included in this Pooling Agreement under ss. 2 (5) and (6), shall be used to secure all existing, future and contingent claims that are owed by the Firms to the Banks (with their all domestic and foreign business locations) arising from the respective bank-related business relationship, or owed to the Intermediary Credit Institutions arising from the granting of credits per ss. 1 (1, 2). The collateral shall also be used to secure LAKRA's claims against WGR under the deficiency guarantee mentioned in ss. 1 (5).

(2)      The collateral furnished by WGR per ss. 2 (3) a), b), c), d), e), (4)
         a), as well as any additional collateral that may be furnished by WGR and included in this Pooling Agreement per ss. 2 (5) and (6), shall be used to secure, on an equal-ranking basis, all existing, future and contingent claims that

         - are owed to the Banks by the Firms under the credit grants pursuant to (section mark) 1 (1, 2),
         - are owed to the Pool Manager by WGR under the redeemable loan pursuant to (section mark) 1 (5),
         - are owed to LAKRA by WGR under the deficiency guarantee mentioned in (section mark) 1 (5),
         - are owed to the other Banks by WGR under the guarantee assumed under (section mark) 1 (5).

(3) The collateral pursuant to ss. 2 (3) a), b), c), d), e), (4) a) shall then be used to secure all existing, future and contingent claims owed to the Banks by the Firms arising from excess balances of the lines of credit under ss. 1 (1), as well as by WGR under the other banking-related business relationship.

(4) If WGMH and/or WGR have assumed liability for obligations of any other customer of the respective Bank (e.g., as guarantor), the respective collateral shall secure the debt arising from the assumption of liability only upon maturity thereof, and only if WGMH and/or WGR is simultaneously the party furnishing the security.

                                (Section Mark) 4
                              RELEASE OF COLLATERAL

(1) After satisfaction of their claims secured per ss. 3, the Banks shall be required to return the collateral included in this Pooling Agreement to the respective party that furnished it and to surrender any surplus proceeds, provided the collateral has not been levied on. This shall not apply if the Banks are obligated to transfer collateral/sales proceeds to a third party (e.g., a guarantor which has satisfied one or more Banks).

(2) The Banks are obligated as of now to release pool collateral in whole or in part upon request, if and provided that the value that can be realized from the pool collateral exceeds 120% of the secured claims of the Banks for a period that is not merely temporary. The value of the collateral that can be realized shall be determined by the provisions of the individual security agreements; in the absence of such provisions, the value shall be determined from the type of collateral in question.

(3) The stipulations on coverage limits and release obligations contained in the individual security agreements shall be supplemented by the foregoing provisions for the term of this Pooling Agreement.


                                (Section Mark) 5
               FIDUCIARY RELATIONSHIP/ADMINISTRATION OF COLLATERAL

(1) The Pool Manager shall simultaneously act as fiduciary for the other Banks, and in this capacity shall administer and if necessary sell the collateral included in this Agreement. The Pool Manager shall also administer and sell the accessory rights mentioned in ss. 2 (1) a), b),
         c), d), e), f), (4) a) (lien rights) as pool collateral in the name and on behalf of the other Banks. In addition to the Banks holding the collateral, the Pool Manager shall have the right but not the obligation to exercise all control and administration rights in its own name. Release or partial release of collateral shall require the consent of the Banks. In the scope of a release obligation per ss. 4
         (2), such consent shall be necessary only for the choice of collateral to be released.

(2) Upon request of the other Banks, the Pool Manager shall send copies of the agreements relating to collateral held by the Pool Manager to such Banks, for examination under their own responsibility. The other Banks shall notify the Pool Manager without delay of any objections, so that a mutually-acceptable provision can be agreed to among the Banks. If collateral is held by a Bank other than the Pool Manager, the foregoing provision shall apply analogously.

(3) The Banks shall authorize the Pool Manager to issue and accept all declarations necessary for the furnishing, administration and sale of collateral, including in its own name, and to undertake all necessary or appropriate negotiations. The Pool Manager shall be exempt from the restrictions of ss. 181 of the German Civil Code with respect to all actions taken on the basis of this Agreement.

(4) The Pool Manager or any Bank holding collateral shall not transfer administration of the collateral to another fiduciary unless approved by the other Banks. The respective fiduciary shall be exempt from the restrictions of ss. 181 of the German Civil Code.

                                (Section Mark) 6
                                      SALE

(1) The Pool Manager shall sell the collateral mentioned in ss. 2 in its own name, but for the account of the Banks. Any collateral not held by the Pool Manager shall be sold by the respective holding Bank by approval of the Pool Manager for the account of the other Banks.

(2) The Banks shall mutually decide as to whether and when collateral will be sold. In emergency situations the Pool Manager shall make the decision alone according to its due discretion; in this case the Pool Manager shall advise the other Banks without delay of the measures taken.

(3) The Banks shall observe the prerequisites for sale contained in the individual security agreements.


                                (Section Mark) 7
                              BALANCE EQUALIZATION

(1) As far as possible, the Firms shall make pro rata use of the lines of credit listed inss.1 (1).

(2) At the irrevocable request of the Firms, the Banks shall be obligated, in the event of a sale under ss. 6, to bring their credit receivables not exceeding the cash lines of credit per ss. 1 (1) to such a level by appropriate transfers that credit is available in the same ratio as said cash lines of credit for all Banks. The individual Banks shall then be required to set off any deposits to non-earmarked accounts of both Firms first of all against their credit receivables under the cash lines of credit mentioned in ss. 1 (1). Charges arising from debit and check returns shall be added to the receivables that can be taken into consideration in the scope of balance equalization. This shall not apply if the cash lines of credit listed in ss. 1 (1) are exceeded hereby.

(3) If a cash line of credit has been granted as a mixed line, receivables arising from bill discounting and charged thereto shall be deemed a draw only to the extent that there is a deficit. Receivables arising from acceptance and surety credits as well as from opened letters of credit shall be deemed a draw on the line of credit only if payments were made in this regard by the Pool Banks.

(4) The closing date for balance equalization shall be the effective date of a resolution to initiate the sales actions per ss. 6 (2) sentence 1 or in urgent situations the earliest receipt by one of the other Banks of notice from the Pool Manager regarding initiation of sales actions pursuant to ss. 6 (2) sentence 2.

(5) If the principles for calculating the balance equalization should change after it is implemented (e.g., by set-off of further deposits or payments from sureties), the balances shall be equalized again.

(6) If legal reasons prevent the balance equalization from being effective as to the Firms or third parties, the Banks shall be obligated among themselves to bring about a corresponding result, in which case it shall be immaterial which of the Firms has accepted the credit funds with their joint and several liability.


                                (Section Mark) 8
                            DISTRIBUTION OF PROCEEDS

(1) The proceeds from sale of the collateral posted by WGMH (ss.2 (1), (2), (5), (6)) shall be used in the following ranking order:

         a) to pay the costs, any taxes and other expenses generated by the administration and sale of the collateral as well as the Pool Manager's fee (ss. 9);

         b)   to pay claims that
              - are owed to the Banks by the Firms arising from the credit grants per ss. 1 (1, 2),
              - are owed to the Pool Manager by WGR arising from the redeemable loan per ss. 1 (5),
              - are owed to LAKRA by WGR arising from the indemnity guarantee mentioned in ss. 1 (5),
              - are owed to the other Banks by WGR arising from their guarantee assumptions per ss. 1 (5),
              to be effected on an equal-ranking basis in proportion to the respective claims. For claims arising from the credit grants per ss. 1 (1, 2), the amount of the respective availment of credit after application of the balance equalization per ss. 7 shall be the determining criterion, but only those receivables which do not exceed the lines of credit listed in ss. 1 (1) shall be used as basis for calculating the allocation formula.

         c) to pay the claims of the Banks whose lines of credit perss.1 (1) have been exceeded, to be effected on an equal-ranking basis in proportion to the surpluses;

         d) to pay the claims of the Banks arising from additionally granted credits, on an equal-ranking basis in proportion to the draw on the additional credits, provided they were not attributable to the proceeds of sale of the collateral furnished separately therefor (ss. 2 (6));

         e) to pay the Banks' other claims against WGMH arising from the banking-related business relationship, on an equal-ranking basis in proportion to the other claims.

(2)      The proceeds from sale of the collateral posted by WGR perss.2 (3) a),
         b), c), d), e), (4) a), (5), (6) shall be used in the following ranking order:

         a) to pay the costs, any taxes and other expenses incurred by administration and sale of the collateral as well as the Pool Manager's fee (ss. 9);

         b)   to pay the claims that
              - are owed to the Banks by the Firms arising from the credit grants per ss. 1 (1, 2),
              - are owed to the Pool Manager by WGR arising from the redeemable loan per ss. 1 (5),
              - are owed to LAKRA by WGR arising from the indemnity guarantee mentioned in ss. 1 (5),
              - are owed to the other Banks by WGR arising from their guarantee assumptions per ss. 1 (5),
              to be effected on an equal-ranking basis in proportion to the respective claims. For claims arising from the credit grants per ss. 1 (1, 2), the amount of the respective availment of credit after application of the balance equalization per ss. 7 shall be the determining criterion, but only those receivables which do not exceed the lines of credit listed in ss. 1 (1) shall be used as basis for calculating the allocation formula.

         c) to pay the claims owed to the Banks by the Firms arising from excess balances of the lines of credit under ss. 1 (1), as well as by WGR under the other banking-related business relationship, to be effected on an equal-ranking basis in proportion to the surpluses;

(3) Proceeds that are no longer needed shall be remitted to the respective party furnishing security, unless the Banks are obligated to transfer such proceeds to a third party that has satisfied one or more Banks (e.g., a guarantor).

(4) The existence of a draw on discount, surety and acceptance credits or on opened letters of credit shall be determined in accordance with ss. 7 (3).

(5) If the amount of the receivables to be taken into consideration has not yet been established as of the date of distribution of proceeds, they shall be left out of consideration for the time being when the ratio of participation in the sales proceeds is determined. Only once these amounts have been established conclusively shall a final calculation of the participation ratio be made. Any changes in the proceeds owed to the individual parties to the agreement that may result shall be offset against each other, even if payments in this respect have already been made.

(6) The Banks shall have the right to amend the allocation formula at any time.


                                (Section Mark) 9
                           COSTS, TAXES, REMUNERATION

(1) All costs and taxes arising from this Collateral Pooling Agreement and incurred by the Pool Manager or by any Bank holding collateral, especially in connection with administration as well as any sale of collateral, shall be charged to the Firms.

         In return for performing its duties arising from this Agreement, the Pool Manager shall have a claim against the Firm to an annual fee of 0.25% of the lines of credit under ss. 1 (1) and (5), plus the statutory VAT tax imposed thereon. For the calendar year in which the agreement is entered into, this fee shall become due in the amount of a full calendar year as soon as the agreement is entered into, while for subsequent calendar years it shall be due in advance on the first business day of the calendar year in question.

(2) If the costs and taxes are not paid by WGMH, they shall be absorbed by the Banks in proportion to the lines of credit listed inss.1.


                                (Section Mark) 10
                            NOTIFICATION/INFORMATION

(1) The Pool Manager shall notify the other Banks of the status of processing according to its due discretion. The Banks shall make available to the Pool Manager the information necessary for this purpose.

(2) The Banks shall notify each other whenever facts come to light that could permanently jeopardize recovery of the credits listed in ss. 1.

(3) At the request of any one Bank, each Bank shall be obligated to provide the other Banks with information on its claims against the Firm and on the collateral, inasmuch as they relate to this Agreement and the performance hereof.

(4) In this regard, the Firm and the other parties furnishing security exempt the Banks from the obligation of bank secrecy.


                                (Section Mark) 11
                              TERM AND TERMINATION

(1) This Pooling Agreement is entered into for an indefinite period of time.

(2) Each Pool Bank shall have the right to terminate the Agreement at the end of a calendar year, but not before December 31, 1999, by giving three months' notice. Compliance with the notice period shall be determined by the date of receipt of the termination letter by the Pool Manager. If the Pool Manager gives notice of termination, compliance with the period of notice shall be determined by the date of receipt of the termination letter by the other Banks. The earliest date of receipt shall be decisive. As soon as termination becomes effective, the Bank in question shall resign from the Pool. The Pool shall be continued by the other Banks.

(3) In the case of termination pursuant to paragraph (2), allocation of the collateral shall be subject to special arrangements between the Banks. The Firms and any third party granting security shall be obligated to cooperate in transfer of collateral to the extent legally necessary. If requested even by only one of the Banks, a balance equalization per the provision of ss. 7 shall be undertaken as of the date of resignation of the terminating Bank, with its participation.


                                (Section Mark) 12
                  PLACE OF PERFORMANCE, VENUE AND GOVERNING LAW

(1) Stuttgart is agreed as the place of performance and venue for all obligations arising from this Agreement.

(2) This Agreement shall be subject to the law of the Federal Republic of Germany.


                                (Section Mark) 13
                     CHANGES AND ADDITIONS TO THE AGREEMENT

(1) Changes and additions to this Agreement must be in writing in order to be effective. The same shall apply to a waiver of this formal requirement. No subsidiary agreements have been made.

(2) This Agreement remain in effect in the event of a change of shareholders or change of the legal form of the Firms.


                                (Section Mark) 14
                                  SEVERABILITY

Should any one or several of the provisions of this Agreement prove to be legally invalid or unenforceable, the effectiveness of the other provisions shall not be affected thereby. The parties to the Agreement shall replace any ineffective or unenforceable provisions by a provision that corresponds to the economic intent and approaches the content of the provisions to be replaced as closely as possible. An analogous remedy shall apply with respect to any matters as to which this Agreement is silent.

                            [each bank name below imprinted by rubber stamp and accompanied by 2 signatures]


  REUTLINGEN, 6 NOVEMBER 1997                                    COMMERZBANK
      (place/date)                                            REUTLINGEN BRANCH
                                                          ---------------------------
                                                                (Commerzbank)

  REUTLINGEN, 10 NOVEMBER 1997                            BADEN-WURTTEMBERG BANK AG
  -----------------------------                                Reutlingen Branch
      (place/date)                                        ---------------------------
                                                                   (BW-Bank)

  REUTLINGEN, 10 NOVEMBER 1997                         Deutsche Bank Aktiengesellschaft
  -----------------------------                           ---------------------------
      (place/date)                                             Reutlingen Branch
                                                                (Deutsche Bank)


                                      -10-

  REUTLINGEN, [ILLEGIBLE] 1997                            Kreissparkasse Reutlingen
   -----------------------------                      [Reutlingen District Savings Bank]
         (place/date)                                  --------------------------------
                                                               (Kreissparkasse)

  STUTTGARR, 11 NOVEMBER 1997                                  Landesgirokasse
  -----------------------------                     Public Bank and Regional Clearinghouse
         (place/date)                                  --------------------------------
                                                              (Landesgirokasse)


  STUTTGARR, 11 NOVEMBER 1997                                Stuttgarter Bank AG
 -----------------------------                         P.O. Box 104441, D-70069 Stuttgart
        (place/date)                                            Tel: [illegible]
                                                         --------------------------------
                                                               (Stuttgarter Bank)


We, Wandel & Goltermann Management Holding GmbH and Wandel & Goltermann GmbH & Co. Elektronische Messtechnik, agree to all obligations under this Agreement relating to use and otherwise consent thereto; this includes in particular the provisions in ss. 3 (Purpose of Security), ss. 7 (Balance Equalization), ss. 9 (Costs) and ss. 10 (Notification).

                                                  [each company name below imprinted by rubber stamp]

     REUTLINGEN, 6 NOVEMBER 1997                  Wandel & Goltermann
     ----------------------------                 Management Holding GmbH
         (place/date)                             P.O. Box 1262, 72795 Eningen u.A.
                                                  [street address illegible]
                                                             [2 signatures]
                                                  ----------------------------------------------
                                                   (Wandel & Goltermann Management Holding GmbH)

     REUTLINGEN, 6 NOVEMBER 1997                  Wandel & Goltermann GmbH & Co.
     ----------------------------
         (place/date)                             Elektronische Messtechnik
                                                  P.O. Box 1262, 72795 Eningen u.A.
                                                  [street address illegible]
                                                             [1 signatures]
                                                  -----------------------------------------------
                                                   (Wandel & Goltermann Management Holding GmbH)
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